Exhibit 10.17

LICENSE AND DEVELOPMENT AGREEMENT

THIS AGREEMENT, effective this 14 day of July, 2008, between

HEALTH DISCOVERY CORPORATION, a corporation of the State of Georgia, with its principal place of business at 2 East Bryan Street, Suite 601, Savannah, Georgia 31401, hereinafter referred to as “HDC,”

and

DCL MEDICAL LABORATORIES, LLC,
a limited liability company of the State of Delaware, with its principal place of business at 9550 Zionsville Road, Suite 200, Indianapolis, Indiana 46268, hereinafter referred to as “DCL”

W I T N E S S E T H, That:

WHEREAS, HDC is the assignee, licensee, and owner of exclusive patent rights in technology covering support vector machines and other learning machine methods for analysis of data and signal processing, collectively the “SVM Technology”;

WHEREAS, HDC also possesses technical expertise and know-how for the use and exploitation of the SVM Technology and is willing to apply this expertise for development of computer-assisted screening automat;

WHEREAS, DCL employs physicians with board certifications in anatomic pathology and specialist certification in cytopathology and has access to cervical cytology specimens and owns and operates laboratories to prepare and test cervical cytology slides utilizing cytotechnologists trained in cytology screening services;

WHEREAS, DCL desires to obtain the right to use such technical information and patent rights on the terms set forth hereinbelow; and

WHEREAS, the parties desire to collaborate to develop and commercialize an automated procedure for cervical cytology screening and cancer screening from solid tissues in specific disease areas (the “Program”).

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and other good and valuable consideration, the receipt of which are acknowledged by the parties, the parties agree as follows:

ARTICLE I – DEFINITIONS

As used in this Agreement the following terms, whether singular or plural, shall have the following meanings:

A.           “Confidential Information” shall mean technical information and know-how relating to the Licensed Technology and its use in Screening Services, disclosed by one party (the “Disclosing Party”) to the other party (the “Recipient”) prior to termination of this Agreement and designated or confirmed in writing to be confidential, except such information (1) that is or becomes known publicly through no fault of  Recipient, (2) that is learned by Recipient from a third party entitled to disclose it, or (3) that was already known to Recipient at the time of disclosure by the Disclosing Party as shown by Recipient’s prior written records.

Information shall not be deemed to be within the foregoing exceptions merely because it is embraced within broader or general disclosures known to the public or the Recipient party, and any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are known to the public or to the Recipient unless the whole combination of features and its principle of operation are known.

B.           “Effective Date” shall mean the date indicated above as the effective date of this Agreement.

C.           “Field” shall mean the discovery, research, development, manufacture and commercialization of clinical laboratory testing services in the areas of cervical cytology, ovarian cancer, and endometrial cancer screening.

D.           “License” shall mean the license granted pursuant to Article II of this Agreement.

E.           “Licensed Technology” shall mean the Licensed Patents and Confidential Information of HDC.

F.           “Licensed Patents” shall mean those patents and patent applications in existence as of the Effective Date and listed in Schedule A, and any divisions, continuations and continuations-in-part or their equivalents, any patents issuing on these applications including re-issues and reexaminations and the foreign equivalents thereof, all of which will be automatically added to Schedule A and made a part of this Agreement.

G.           “Licensed Territory” shall mean worldwide.

ARTICLE II - GRANT OF LICENSE

A.           As of the Effective Date of this Agreement, HDC hereby grants to DCL a nonexclusive license under the Licensed Technology in the Field in the Licensed Territory; and

B.           As of the Effective  Date of this Agreement, HDC hereby grants to DCL a Sole License (as defined below), without the right to grant sublicenses, to the Applications (as hereinafter defined).  For purposes of this Agreement a  Sole License means, if HDC owns (defined by equity ownership of more than fifty (50) percent of the total issued equity in the company) and operates a commercial CLIA certified one or more laboratories (each, an “HDC Lab”), then, subject to the requirements of Article II,B, hereunder,  such HDC Lab may utilize the Licensed Technology to commercialize Services in the Licensed Territory.  For the avoidance of doubt, HDC may not license the Applications to any third party during the term of this Agreement.

C.           For any Rejected Application, as hereinafter defined, the Sole License granted under Paragraph B above shall be converted to a nonexclusive license.

ARTICLE III – ROLE OF THE PARTIES

A.           Role of HDC

(1)           HDC will reimburse DCL commercially reasonable fees for services of the digital scanning and imaging entities retained by DCL as specified in a trial protocol to be completed and attached to this Agreement (the “Protocol”).  DCL will be responsible for contracting with third parties for such services.

(2)           HDC will use commercially reasonable efforts to develop new image analysis-based systems for analysis of digital images (the “Images”) provided by DCL, utilizing the SVM Technology (the “Applications”).

(3)           Upon completion of the testing of the Applications, HDC will promptly report the sensitivity and specificity results to DCL.

(4)           HDC will provide to DCL the results of analysis of a second set of Images using the Applications to allow DCL to compare the performance of the Applications between the results of the first set of Images and the second set of Images for validation of the Applications.

(5)           If the results of the validation testing do not indicate acceptable performance as determined by DCL, HDC will refine the Applications as needed to improve the performance. If any Application fails to achieve acceptable performance within a commercially reasonable time period, but in no event longer than ninety (90) days, DCL shall have the option to terminate the Application upon thirty (30) days’ prior written notice to HDC.

(6)           HDC will be responsible for preparation and submission of all documents, filings and associated fees related regulatory requirements for intellectual property rights and commercial distribution of the test as required by the U.S. Food and Drug Administration.

B.           Role of DCL

(1)           DCL will provide up to 400 deidentified, remnant cervical cytology slides that were prepared using Cytyc Thin Prep Pap Test system.  Such slides will be processed in accordance with testing procedures required for scanning using an Aperio ScanScope® or other similar cellular imaging system for conversion to digital images.  Should Cytyc ThinPrep Pap Test slides not conform to Aperio requirements, the parties will work together to identify a suitable cytology processing method.

(2)           DCL will provide up to 200 each of deidentified, remnant ovarian cancer and endometrial cancer slides that were prepared using standard medically acceptable anatomic pathology stains.  Such slides will be utilized in accordance with testing procedures required for scanning using an Aperio ScanScope® or other similar cellular imaging system for conversion to digital images.  Should these slides not conform to Aperio requirements, the parties will work together to identify a suitable processing methods.

The deidentified remnant slides (cervical cytology, ovarian and endometrial cancer) shall be referred to collectively as the “Slides.”

(3)           DCL will cause the Slides to be independently screened by at least one certified cytotechnologist and one cytopathologist in case of cervical cancer and anatomic pathologist for ovarian and endometrial cancer.  Concordance of the independent review will be used to determine an accurate diagnosis. If the independent diagnoses do not agree on a Slide, the Slide will be discarded, or accepted as indicated by the Protocol.

(4)           DCL will cause the pre-screened Slides to be scanned to generate Images.  If scanning is not performed by DCL, the slides may be submitted to a mutually-agreed third party, such as Aperio Digital Slide Scanning Service.

(5)           Within sixty (60) days after the Effective Date, DCL will provide a first set of Images to HDC along with deidentified clinical data associated with the Images (“Clinical Data”) solely for use in the development of a new Application.

(6)           During a ninety (90)-day period beginning with the date of execution of the parties’ Letter of Intent, DCL will make available a cytotechnologist, a cytopathologist and anatomic pathologists to consult with HDC to provide detailed information regarding characteristics of the Images and diagnoses associated with those characteristics.  DCL shall provide up to a total of two hundred-forty (240) hours of technologist and pathologist time in said ninety (90)-day period. For avoidance of doubt, the two hundred-forty (240) hours is the combined time of the cytotechnologist and cytopathologist.

(7)           Within thirty (30) days after HDC has reported the results of the testing of the new Application using the first set of Images per Article III.B(3), DCL will provide a second set of up to 200 Images to HDC to be used for validation of the Applications.

(8)           DCL will compare the results of HDC’s analysis of the second set of Images to outcomes data determined by a cytopathologist in case of cervical cancer and an anatomic pathologist in case of ovarian and endometrial cancer and will report the results of that comparison to HDC.

(9)           DCL will provide HDC with all data generated under the validation, clinical trial protocols, and commercial use of the Application to HDC as required for HDC to prepare any required regulatory submissions for commercial distribution.

ARTICLE IV – COMMERICALIZATION

A.           Marketing and Profit Sharing

(1)           Upon the validation of the new Application as determined by DCL, DCL will use commercially reasonable efforts to initiate a commercial, laboratory-developed screening service for analysis of Images of cervical cytology, and independently for ovarian cancer and endometrial cancer slides (the “Services”), provided that:  (i) such Services are within DCL’s scope of test offerings; (ii) there is an existing market for Services; (iii) there is a billable CPT code for Services; and (iv) such Services are in compliance with applicable governmental laws, rules and regulations.

(2)           DCL will be responsible for the marketing of the Services.

(3)           In the event DCL decides not to commercialize Services within six (6) months following the validation of a new Application or ceases to commercialize the Services for any of the Applications for a period of at least six months (“Rejected Applications”), then in addition to HDC’s limited rights under Article II.A., HDC shall have the right to commercialize any such Rejected Application subject to the requirements of this Article IV.

(4)           DCL will pay to HDC fifty percent (50%) of profits from providing the Services.  The profits shall be based on total reimbursed amounts for such Services by DCL, less direct costs of performing such Services to include  reagent, instrument, imaging costs, billing, direct labor, and shipping costs (if applicable).  Profits shall not be reduced by non-employee corporate management and ownership expenses, , or marketing or executive management bonus programs. Should the Service not have a billable CPT code that generates revenue per test greater than reimbursement for a computer assisted imaged cancer slide at the time of commercialization, DCL shall have no obligation to commercialize the test, but shall use commercially reasonable efforts to conduct a clinical utility study with specific commercial medical practices to demonstrate the commercial utility of the Application and, where possible, may prepare a manuscript for publication detailing the results of such study.

(5)    If HDC commercializes an Application and offers Services as permitted in Article II, B,_above, HDC will pay DCL twenty-five (25%) percent of profits from providing the Services.  The profits shall be based on total reimbursed amounts for such Services by DCL, less direct costs of performing such Services to include  reagent, instrument, imaging costs, billing, direct labor, and shipping costs (if applicable).  Profits shall not be reduced by non-employee corporate management and ownership expenses, , or marketing or executive management bonus programs.

(6)           In the event HDC sells or licenses a Rejected Application to a third party,  HDC will pay to DCL twenty-five (25%) of HDC’s profits from such a transaction. If such proceeds include a non-monetary component, such component shall be appraised for its fair market value and paid at twenty-five (25%) of the total cash equivalent.

B.            Limitations on HDC’s Liability

While it is expected that the Licensed Technology will enable DCL to develop and carry out Services on a commercial scale, HDC does not warrant or guarantee that such results will be obtained, and HDC shall not be liable to DCL because of any failure in the operations of DCL.  Moreover, while it is believed that the ordinary and anticipated use of Licensed Technology or Services based thereon, will not result in safety or health hazards to workers or to purchasers of such Services, HDC does not warrant or guarantee against health or safety hazards.

HDC further expressly excludes any and all implied representations, conditions and warranties that:

(i)           the Licensed Patents are valid or enforceable;

(ii)	any manufacture, use, importation, sale, lease, or other disposal of Services will not infringe any patent or other intellectual property not owned by or licensed to HDC; and

(iii)	HDC has any obligation to bring or prosecute actions or suits against third parties for infringement of the Licensed Patents.

C.           Indemnity
(1)           HDC shall indemnify and hold DCL harmless from: (1) any claim of infringement of any intellectual property right of a third party connected with the Licensed Technology and the Services based thereon, developed, manufactured, used or sold by DCL that includes in whole or in part any of the Licensed Technology; (2) any claim for injury, damages, or any other harm alleged to be caused to any third party (“Claim”) by Services provided by HDC or its licensees unless such Claim results from the negligence or willful misconduct of DCL.  In accordance with the foregoing, HDC shall be obligated to defend DCL in any cause of action commenced against HDC, or in which HDC is named as a party, for a Claim unless such Claim results from the negligence or willful misconduct of HDC.

(2)           DCL shall indemnify and hold HDC harmless from any Claim by  Services  provided by DCL unless such Claim results from the negligence or willful misconduct of HDC.  In accordance with the foregoing, DCL shall be obligated to defend HDC in any cause of action commenced against HDC, or in which HDC is named as a party, for a Claim unless such Claim results from the negligence or willful misconduct of DCL.

(3)           In either case, the indemnity shall include all penalties, settlements, awards, and judgments; all court and arbitration costs; attorneys’ fees; and other reasonable out-of-pocket expenses and costs incurred by DCL or HDC, as the case may be, in connection with such claims or causes of action.  DCL or HDC, as the case may be, shall have the right to control the defense of any such litigation, and to settle or compromise all claims and lawsuits subject to its indemnity, provided however, that DCL or HDC, as the case may be, may not settle or compromise any such claim or lawsuit without the prior written consent of DCL or HDC, as the case may be, which consent shall not be unreasonably withheld, if any settlement or compromise (a) requires HDC or DCL, as the case may be, to part with any right or to make any payment not indemnified, or (b) subjects HDC or DCL, as the case may be, to any injunction.  Subject to the foregoing, HDC or DCL shall have the right, at its option and expense, but not the obligation, to retain advisory counsel to represent its interests in defending any such claim or lawsuit.  The parties’ obligation to indemnify and hold each other harmless shall survive the termination of this Agreement for any reason.

D.           Confidentiality and Limited Use Provisions

(1)           DCL shall have the right to use HDC’s Confidential Information only in connection with performance under this Agreement, including without limitation the development and commercialization of Services.  Except as specifically provided herein, prior to the fifteenth (15th) anniversary of the Effective Date of this Agreement, which period is anticipated to be the useful life of HDC’s Confidential Information transmitted to DCL hereunder, DCL shall not disclose any Confidential Information of HDC to any party or furnish to any party any equipment embodying any such Confidential Information; provided, however, that either party may disclose the portion of the Confidential Information relevant in a given situation to any government agency concerned with public health or safety provided that:

(a)           the agency agrees to treat the disclosed portion of Confidential Information as proprietary and confidential or failure to make the disclosure would substantially adversely affect the ability of DCL to market or continue to sell Services, and

(b)    HDC is informed in advance of the proposed disclosure.

(2)           HDC shall use the Slides, Images, Clinical Data and DCL Confidential Information only in connection with the performance under this Agreement and will not disclose such Slides, Images, Clinical Data or DCL Confidential Information to any third party without DCL’s prior written consent, not unreasonably withheld or delayed.  Upon termination or expiration of the Agreement, HDC will return to DCL or destroy any Slides, Images, Clinical Data or DCL Confidential Information at the direction of DCL.

(3)           If DCL or HDC is compelled by law to disclose any portion of the Confidential Information without a guarantee of confidentiality, the parties will notify each other and consent to the other party’s intervention to the extent of presenting arguments for the preservation of the confidentiality of the Confidential Information.

(4)   HDC agrees to comply with all applicable laws, rules and regulations applicable to the use of the Slides and Clinical Data including the Health Insurance Portability Act of 1996 as may be amended from time to time (“HIPPA”).

ARTICLE V – REPORTS, REMITTANCES AND RECORDS

A.           Reports and Remittances

(1)           DCL shall report in writing to HDC within thirty (30) days after the end of each calendar quarter the quantities of screening tests performed, associated revenue,  applicable expenses and the calculation of the fees thereon during said quarter.  With said report DCL shall pay to HDC the total amount of the said fees.  Reports, notices and other communications to HDC hereunder shall be sent to:

Steve D. Barnhill, M.D.
2 East Bryan Street, Suite 601
Savannah, GA 31401

Each payment to HDC hereunder shall be made by wire transfer of immediately available funds:

Bank of America
Attn:  Patrick S. O’Neil
200 Bull Street
Savannah, GA 31401

(2)            In the event HDC:  (a) sells Services through a HDC Lab as permitted hereunder; or (b) licenses a Rejected Application to a third party, HDC shall report in writing to DCL within thirty (30) days after the end of each calendar quarter the performed, associated revenue, applicable expenses and the calculation of the fees payable thereon during said quarter.   of ..  With said report HDC shall pay to DCL the total amount of the said fees.   Reports, notices and other communications to DCL shall be sent to:  Michael Hanbury, Ph.D., President and CEO, 9550 Zionsville Rd., Indianapolis, IN 46077.  Each payment to DCL hereunder shall be made by check of immediately available funds to:

DCL Medical Laboratories
Attn: Jim Bucher
9550 Zionsville Road
Indianapolis, IN 46268

B.            Taxes

DCL shall pay all taxes and charges imposed by any government or taxing authority (other than the United States or a subdivision thereof) with respect to payments by DCL to HDC for transfer of the Licensed Technology.  To the extent DCL is required to withhold such taxes or charges, the amounts due from DCL to HDC shall be recalculated so as to yield to HDC, after deduction for such taxes or charges, the amounts otherwise due.

C.            Late Payment and Right to Offset Nonpayments

If any sum of money owed to either party hereunder is not paid when due, the unpaid amount shall bear interest, compounded annually, at an annual rate two (2) percentage points above the prime rate quoted by the Bank of America on the day payment was due, until paid or offset.

D.           Records

(1)           For a period of three (3) years following the applicable reporting quarter, DCL shall keep adequate records in sufficient detail to enable the fees due from DCL hereunder to be determined, and permit said  records to be inspected upon commercially reasonable notice to DCL (but in no event, more than once per calendar year), during regular business hours by an independent auditor appointed by HDC and approved by DCL solely for this purpose, who shall report to HDC only the amount of the fees due hereunder. Any such audit will be at the expense of HDC unless a discrepancy of 5% or more is found, in which case DCL shall pay for the audit.

(2)            For a period of three (3) years following the applicable reporting quarter, HDC shall keep, and require each sublicensee to keep, adequate records in sufficient detail to enable the fees due from HDC hereunder to be determined, and permit said  records to be inspected upon commercially reasonable notice to HDC (but in no event, more than once per calendar year), during regular business hours by an independent auditor appointed by DCL and approved by HDC solely for this purpose, who shall report to DCL only the amount of the fees due hereunder.  Any such audit will be at the expense of DCL unless a discrepancy of 5% or more is found, in which case HDC shall pay for the audit.

ARTICLE VI – INTELLECTUAL PROPERTY

A.           HDC shall retain exclusive ownership rights in the intellectual property relating to any methods, discoveries or products derived from development work initiated by HDC prior to the Effective Date.

B.           DCL shall retain exclusive ownership rights in the Slides, Clinical Data, and DCL’s intellectual property relating to any methods, discoveries or products derived from development work initiated by DCL prior to the Effective Date. DCL owns the Slides and Clinical Data as of the Effective Date.

C.           HDC shall own and have the right to use the intellectual property relating to any Application and new mathematical or other tools developed during the course this License and Development Agreement, subject to the terms and conditions hereunder.

D.           To the extent that the development, sale, manufacture, offer for sale, importation or use of the Service infringes any existing intellectual property rights owned or controlled by HDC, HDC hereby grants to DCL a royalty-free license to such intellectual property for use in the development, manufacture, offer for sale, sale, use and importation of Services.

ARTICLE VII – TERMINATION

A.           Normal Termination

Unless terminated earlier as hereinafter provided, and subject to the provisions of paragraph (B) of this Article, this Agreement shall terminate on the fifteenth (15th) anniversary of its Effective Date or upon the expiration of the last of the patents licensed hereunder, whichever date shall later occur.

B.            Surviving Obligations

(1)           The termination of this Agreement shall not relieve either party of (a) any obligation hereunder to keep records, (b) to make payment of any sum due under this Agreement and (c) to furnish written reports as provided herein.

(2)           The termination of this Agreement shall not relieve DCL of any liability hereunder for damages to HDC resulting from the unauthorized disclosure or use of any Confidential HDC Information by any engineering firm, equipment manufacturing firm or other party or person; or

(3)           The termination of this Agreement shall not relieve HDC of any obligation hereunder to maintain the confidentiality of DCL’s Confidential Information, including without limitation, Slides, and Clinical Data, and of any liability hereunder for damages to DCL resulting from the unauthorized disclosure or use of DCL Confidential Information, including without limitation, Slides, and Clinical Data, and to return or destroy such Slides, Images and Clinical Data as directed by DCL.

(4)           The termination of this Agreement shall not terminate either party’s rights under Article IV.

C.            Termination for Breach

In the event that any stipulation or provision of this Agreement is breached by a party, the non-breaching party may terminate this Agreement upon sixty (60) days’ written notice to the other party.  However, if such breach is corrected within the sixty (60)-day period, and there are no unreimbursed damages resulting from the breach, this Agreement shall continue in force.

D.            Insolvency

Should a party (1) become insolvent or unable to pay its debts as they mature, or (2) make an assignment for the benefit of creditors, or (3) permit or procure the appointment of a receiver for its assets, or (4) become the subject of any bankruptcy, insolvency or similar proceeding, then the other party may at any time thereafter on written notice to the first party, effective forthwith, cancel this Agreement.

E.             Effect of Early Termination

Should this Agreement be terminated prior to the fifteenth (15th) anniversary of the Effective Date of this Agreement, then neither party shall neither use or disclose any Confidential Information of the other party or furnish to any party any equipment embodying the same, until after said fifteenth (15th) anniversary.  Furthermore, each party  shall return to the other party  all Confidential Information provided pursuant to this Agreement, together with all reproductions thereof, and all copies of notebooks, reports, manuals, blueprints, drawings and the like embodying any Confidential Information in the possession of the respective party .

E.             Termination by DCL

DCL may terminate an Application upon thirty (30) days’ written notice to HDC in the event an Application is not validated within twelve (12) months after the Effective Date.

ARTICLE VIII - ASSIGNABILITY

Neither this Agreement nor the rights or licenses granted hereunder shall be assignable or otherwise transferable by either party; provided, however that (a) in the event of the acquisition of the business and assets of DCL, payment of the fees under the Rejected Application provisions in Article VI of this Agreement shall continue and inure to the benefit of any successor of DCL in connection with a merger, consolidation, or sale or transfer of all or substantially all of DCL’s assets or that portion of its business pertaining to the subject matter of this Agreement without the prior written consent of the other party and (b) in the event of the acquisition of the business and assets of HDC, the assignee or successor shall retain all of the rights HDC acquired under this Agreement. In either case,  the acquiring party shall assume all of the obligations of the acquired party under this Agreement. For the avoidance of doubt, license rights granted to DCL under Article II of this Agreement shall not be assignable to any successor in connection with a merger, consolidation, or sale or transfer of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement without the express prior written consent of HDC.

ARTICLE IX - APPLICABLE LAW

This Agreement is acknowledged to have been made in and shall be construed in accordance with the laws of the State of Delaware without regard to the principles thereof relating to the conflict of laws, provided that all questions concerning the construction or effect of patent applications and patents shall be decided in accordance with the laws of the country in which the particular patent application or patent concerned has been filed or granted, as the case may be.

ARTICLE X - FORCE MAJEURE

Neither party shall be responsible to the other for delay or failure in performance of any of the obligations imposed by this Agreement, provided such delay or failure shall be occasioned by a cause beyond the control of and without the fault or negligence of such party,  including fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, failure of machinery or equipment or supply of materials, discontinuity in the supply of power, court order or governmental interference, civil commotion, riot, war, terrorism or terroristic threats, strikes, labor disturbances, transportation difficulties or labor shortage.  Notwithstanding the aforesaid, if either party fails to a substantial extent for at least three (3) months to fulfill any of its obligations under this Agreement, the other party may terminate the Agreement.

ARTICLE XI – DISPUTE RESOLUTION

In the event that a dispute arises between the parties, the following procedures shall be followed:

A.    Negotiations

In the event that any dispute may arise, the parties shall first seek to resolve any disputes by negotiation among senior executives who have authority to settle the controversy, as follows:

(1)           Notification.  When a party believes there is a dispute relating to the Agreement, the party will give the other party written notice of the dispute.

(2)           Meeting Among Senior Executives.  The senior executives shall meet at a mutually acceptable time and place within thirty (30) days after the date of the notice to exchange relevant information and to attempt to resolve the dispute.

(3)           Confidentiality.  All negotiations are confidential and shall be treated as compromise and settlement negotiations under the United States Federal Rules of Evidence.

B.    Mediation

If the dispute has not been resolved within thirty (30) days after the date of the notice of a dispute, or if the party receiving such notice fails or refuses to meet within such time period, either party may initiate mediation of the dispute by sending the other party a written request that the dispute be mediated.  The party receiving such a written request will promptly respond to the requesting party so that all parties can jointly select a neutral and impartial mediator and schedule the mediation session.  The parties shall mediate the dispute before a neutral, third-party mediator within thirty (30) days after the date of the written request for mediation.

C.    Arbitration
`
Arbitration

(1) Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, and not settled as described in Article XII (A) or (B) that is not an “Excluded Claim”, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association, and judgment on the arbitration award may be entered in any Court having jurisdiction thereof.

(2) The arbitration shall be conducted by a panel of three (3) persons experienced in the clinical laboratory, biotechnology or diagnostics business.  Within thirty (30) days after initiation of arbitration, each party shall select one person to act as arbitrator and the two party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment.  If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA.  The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

(3) Either party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Either party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that party pending the arbitration award.  The arbitrators shall have no authority to award punitive or any other type of damages not measured by a party’s compensatory damages.  Each party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ and any administrative fees of arbitration.

(4)  Except to the extent necessary to confirm an award or as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both parties.  In no event shall arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable Delaware statute of limitations.

(5)  As used in this Article, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

ARTICLE XII – MISCELLANEOUS PROVISIONS

A.            HDC and DCL each has all necessary corporate power to enter into and perform its obligations under this Agreement and has taken all necessary corporate action pursuant to its certificate of incorporation and by-laws to authorize the execution and consummation of this Agreement.

B.            The use and disclosure of technical information acquired pursuant to this Agreement and the exercise of the rights granted by this Agreement shall be subject to the export, assets and financial control regulations of the United States of America and (country), including restrictions under regulations of the United States that may be applicable to direct or indirect reexportation.

C.            No license or right is granted by implication or otherwise with respect to any patent application, patent, trademark or copyright except as specifically set forth herein.  No right is granted by this Agreement to use any registered or unregistered trademark or trade name of either party.

D.            The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law or in equity.

E.            Unless required by law or in accordance with any obligation to a governmental authority, neither HDC nor DCL shall make any public statement or other disclosure of the existence or terms of this Agreement or the License without the express prior written consent of the other party as to the nature and substance of such statement or other disclosure. However, it is the expectation of the parties that they will issue a joint press release announcing this Agreement and the License granted hereunder promptly after the Effective Date.

F.            This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations, undertakings, letters of intent or agreements, specifically the Letter of Intent executed by the parties effective [_________]between them, either verbal or written, relating to the subject matter hereof.  No modifications, extensions or waiver of any provision hereof or release of any right hereunder will be valid unless the same is in writing and consented to by both parties.  This Agreement may be amended only by a written agreement signed by both parties.

G.            This Agreement shall be binding upon and inure to the benefit of the parties hereto and upon their respective successors, and permitted assignees.

H.            It is expressly agreed that HDC and DCL shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency.  Neither HDC nor DCL shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party, without the prior written consent of the other party.

IN WITNESS WHEREOF, the parties have executed this Agreement and have entered the effective date on the first page hereof.

HEALTH DISCOVERY CORPORATION

By	/s/ Stephen D. Barnhill, M.D.

Name	Stephen D. Barnhill, M.D.

Title	CEO

Date	7-14-08

DCL MEDICAL LABORATORIES, LLC

By	/s/ Michael Hanbury

Name	Michael Hanbury

Title	President

Date	7-14-08

SCHEDULE A

Normal
Country	Patent No.	Expiry Date
	(Patent Application No.)	(Filing Date)